Filed Pursuant to Rule 424(b)(2)
Registration No. 333-190911-07

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Entergy Louisiana, LLC First Mortgage Bonds, 4.95% due January 15, 2045	$194,012,000	$19,538

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rules 457(o) and 457(r) under the Securities Act of 1933, the registration fee was calculated based on the maximum aggregate offering price. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Entergy Louisiana, LLC’s Registration Statement on Form S-3 (File No. 333-190911-07) which was filed August 30, 2013.

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 2, 2016)

$200,000,000

Entergy Louisiana, LLC

First Mortgage Bonds, 4.95% Series due January 15, 2045

We are offering $200 million of our First Mortgage Bonds, 4.95% Series due January 15, 2045, referred to in this prospectus supplement as the “new bonds”. We will pay interest on the new bonds on January 15 and July 15 of each year. Interest on the new bonds will accrue from January 15, 2016. The first interest payment on the new bonds will be made on July 15, 2016. The new bonds will be a further issuance of, will have the same CUSIP number as, will be fungible with and will be consolidated and form a single series with, our First Mortgage Bonds, 4.95% Series due January 15, 2045 issued on November 21, 2014 in the aggregate principal amount of $250 million, which are referred to as the “original bonds” (which, together with the new bonds, are referred to in this prospectus supplement as the “bonds”). Upon the issuance of the new bonds, the aggregate principal amount of outstanding First Mortgage Bonds, 4.95% Series due January 15, 2045 will be $450 million.

The bonds will be redeemable at our option, in whole or in part, (i) at any time prior to January 15, 2025 at the make-whole redemption price described in this prospectus supplement, and (ii) at any time on or after January 15, 2025 prior to maturity of the bonds, at a redemption price equal to 100% of the principal amount of the bonds being redeemed, plus, in each case, accrued and unpaid interest thereon to the redemption date. The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

As described in the accompanying prospectus, the bonds are a series of first mortgage bonds issued under our mortgage and deed of trust, which has the benefit of a first mortgage lien on substantially all of the property that was owned by Old Entergy Louisiana (as defined herein) just before the effectiveness of the business combination of Old Entergy Louisiana and Old Entergy Gulf States Louisiana, LLC (as defined herein) on October 1, 2015, together with replacements, additions and extensions of or to such property that we acquire on or after October 1, 2015.

Investing in the new bonds involves risks. See “Risk Factors” on page 1 of the prospectus accompanying this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Underwriting Discounts and Commissions	Proceeds to Entergy Louisiana (before expenses) (1)
Per new bond	97.006%	0.875%	96.131%
Total	$194,012,000	$1,750,000	$192,262,000

(1)	Plus interest accrued on the new bonds from January 15, 2016 to March 10, 2016 (which amount will aggregate $1,512,500).

The underwriters expect to deliver the new bonds to purchasers through the book-entry facilities of The Depository Trust Company in New York, New York on or about March 10, 2016.

Joint Book-Running Managers

Citigroup	J.P. Morgan	Mizuho Securities	Wells Fargo Securities

March 7, 2016

This prospectus supplement, the accompanying prospectus and any free-writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the underwriters are not, making an offer of the new bonds in any jurisdiction where the offer or sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the documents listed below, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, if the filings are made prior to the time that all of the bonds are sold in this offering:

1. our Annual Report on Form 10-K for the year ended December 31, 2015; and

2. our Current Reports on Form 8-K filed March 1, 2016 and March 4, 2016.

You may access a copy of any or all of these filings, free of charge, at our website located at http://www.entergy.com or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Louisiana, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via email to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

SELECTED FINANCIAL INFORMATION

You should read our selected financial information set forth below in conjunction with the financial statements and other financial information contained in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. On October 1, 2015, the businesses formerly conducted by Entergy Louisiana, LLC (“Old Entergy Louisiana”) and Entergy Gulf States Louisiana, LLC (“Old Entergy Gulf States Louisiana”) were combined into a single public utility, Entergy Louisiana Power, LLC, which was renamed Entergy Louisiana, LLC and which is offering the new bonds described in this prospectus supplement and the accompanying prospectus. The selected financial information provided below combines the historical financial information of Old Entergy Louisiana and Old Entergy Gulf States Louisiana to illustrate the effect of the business combination.

The selected financial information set forth below has been derived from our audited financial statements for the three-year period ended December 31, 2015, which have been audited by Deloitte & Touche LLP, our independent registered public accounting firm, and incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2015. The following material, which is presented in this prospectus supplement solely to furnish summary information, is qualified by, and should be considered in conjunction with, the more detailed information appearing in the documents incorporated by reference herein.

	For the Twelve Months Ended
	December 31,
	2015	2014	2013
	(Dollars in thousands)
Income Statement Data:
Operating Revenues	$4,417,146	$4,740,504	$4,399,511
Operating Income	718,332	677,833	602,731
Interest Expense	249,192	228,734	218,510
Net Income	446,639	446,022	414,126
Ratio of Earnings to Fixed Charges (1)	3.36	3.44	3.30

	As of December 31, 2015
	Actual		As Adjusted(2)
	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Balance Sheet Data:
Members’ Equity	$4,793,724	50.1%	$4,793,724	47.0%
Accumulated Other Comprehensive Loss	(56,412)	(0.6)	(56,412)	(0.5)

Total Members’ Equity	$4,737,312	49.5%	$4,737,312	46.5%
Long-Term Debt (including current maturities)(3)	4,836,162	50.5	5,461,162	53.5

Total Capitalization	$9,573,474	100.0%	$10,198,474	100.0%

(1)	As defined by Item 503(d) of Regulation S-K of the SEC, “Earnings” represents the aggregate of (a) income before the cumulative effect of an accounting change, (b) taxes based on income, (c) investment tax credit adjustments – net and (d) fixed charges, and “Fixed Charges” include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.
(2)

Adjusted to reflect (a) the issuance and sale of the new bonds, and (b) the additional issuance and sale of approximately $425 million in aggregate principal amount of collateral trust mortgage bonds that we expect to issue under our Mortgage and Deed of Trust dated as of November 1, 2015 and sell in a separate offering, which is currently expected to take place in March 2016 and which is not contingent on the completion of this offering. There can be no assurance that we complete such separate collateral trust mortgage bond offering. See “Use of Proceeds”.
(3)	Including approximately $121 million of securitization bonds that are non-recourse to our assets and revenues.

USE OF PROCEEDS

We anticipate our net proceeds from the sale of the new bonds (exclusive of interest accrued from January 15, 2016 to March 10, 2016) will be approximately $191.8 million after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will use the net proceeds we receive from the issuance and sale of the new bonds, together with other available funds, (i) to pay the $60 million cash portion of the price to purchase the undivided interests of Unit No. 3 (nuclear) of the Waterford Steam Electric Station that are currently being leased by us, (ii) to repay borrowings from the Entergy system money pool, which is an inter-company borrowing arrangement designed to reduce the utility subsidiaries’ dependence on short-term borrowings, (iii) to repay borrowings under our $350 million credit facility with Citibank, N.A., as administrative agent, and the other parties named therein, expiring August 14, 2020 and currently with a cost of capital of 3.75% per annum, and (iv) for general corporate purposes. A portion of the proceeds from the borrowings described in the preceding sentence were used, together with other available funds, to finance the purchase of two power blocks at the Union Power Station from Union Power Partners, L.P. for a purchase price of approximately $474 million. Pending the application of the net proceeds of the new bonds, we will invest them in short-term, highly liquid, high-rated money market instruments and/or the Entergy system money pool. See “Underwriting – Relationships; Conflicts of Interest.”

DESCRIPTION OF THE NEW BONDS

General

The mortgage (as defined in the accompanying prospectus) permits us to issue first mortgage bonds from time to time in one or more series, so long as we meet issuance tests set forth in the mortgage, which are generally described in the accompanying prospectus under the heading “Description of the New Bonds – Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of such series. Thus, we may, from time to time, without notice to or the consent of the existing holders of the bonds, create and issue further first mortgage bonds having the same terms and conditions as the bonds in all respects, except for issue date, price to public and, if applicable, the initial interest payment on such first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with, and will form a single series with, the previously outstanding first mortgage bonds of such series.

The aggregate principal amount of the new bonds offered by this prospectus supplement is $200 million. The new bonds will be a further issuance of, will have the same CUSIP number as, will be fungible with and will be consolidated and form a single series with, our First Mortgage Bonds, 4.95% Series due January 15, 2045 issued on November 21, 2014 in the aggregate principal amount of $250 million. The new bonds will have identical terms with (other than the date of issuance, the first interest payment date and the public offering price) the original bonds. Upon the issuance of the new bonds, the aggregate principal amount of outstanding First Mortgage Bonds, 4.95% Series due January 15, 2045 will be $450 million.

Interest, Maturity and Payment

We are offering $200 million of our First Mortgage Bonds, 4.95% Series due January 15, 2045. We will pay interest on the new bonds on January 15 and July 15 of each year, beginning on July 15, 2016. Interest will accrue at the rate of 4.95% per year and will start to accrue from January 15, 2016, the most recent date on which interest has been paid on the original bonds. As long as the bonds are registered in the name of The Depository Trust Company (“DTC”) or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (as defined below) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the bonds at a rate of 6% per year to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

Interest on the bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day, and without any interest or other payment in respect of such delay.

Form and Denomination

The bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The bonds will be represented by a global certificate without coupons registered in the name of a nominee of DTC. As long as the bonds are registered in the name of DTC or its nominee, we will pay principal, any premium and interest due on the bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the bonds as described in the accompanying prospectus under the heading “Description of the New Bonds — Book-Entry Only Securities.”

Optional Redemption

At any time prior to January 15, 2025, we may redeem the bonds, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to the greater of (a) 100% of the principal amount of the bonds being redeemed and (b) as determined by the Independent Investment Banker, the sum of (x) the present value of the payment on January 15, 2025 of the principal amount of the bonds being redeemed plus (y) the sum of the present values of the remaining scheduled payments of interest on the bonds being redeemed to January 15, 2025 (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 0.30% plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

At any time on or after January 15, 2025, we may redeem the bonds, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

If, at the time notice of redemption is given, the redemption monies are not held by the trustee, the redemption may be made subject to receipt of such monies before the date fixed for redemption, and such notice shall be of no effect unless such monies are so received.

We may apply cash we deposit under any provision of the mortgage, with certain exceptions, to the redemption or purchase, including the purchase from us, of first mortgage bonds of any series under the mortgage including the bonds.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the bonds, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means (1) BNP Paribas Securities Corp., Mizuho Securities USA Inc., RBS Securities Inc., Scotia Capital (USA) Inc. and a Primary Treasury Dealer (as defined below) selected by Mitsubishi UFJ Securities (USA), Inc., or, in each case, an affiliate thereof, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m. on the third Business Day preceding such redemption date.

Issuance of First Mortgage Bonds

See “Description of the New Bonds — Issuance of Additional First Mortgage Bonds” in the accompanying prospectus for a description of the bases upon which we are permitted to issue first mortgage bonds under our mortgage and the related requirements for such issuance. The new bonds will be issued on the basis of net property additions.

Additional Information

For additional information about the bonds, see “Description of the New Bonds” in the accompanying prospectus, including:

1.	additional information about the terms of the bonds,

2.	general information about our mortgage and the trustee,

3.	a description of certain restrictions contained in our mortgage,

4.	a description of events of default under our mortgage, and

5.	a description of reservations of rights to amend certain provisions of our mortgage without your consent.

QUALIFIED REOPENING

For U.S. federal income tax purposes, we intend to treat the new bonds offered hereby as being issued in a “qualified reopening” of the currently outstanding First Mortgage Bonds, 4.95% Series due January 15, 2045. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the new bonds offered hereby will have the same November 21, 2014 issue date and the same issue price as the original bonds for U.S. federal income tax purposes.

A portion of the price paid for the new bonds issued pursuant to this offering will be allocable to interest that accrued prior to the date such bonds are purchased (“pre-acquisition accrued interest”). To the extent a portion of a holder’s purchase price is allocable to pre-acquisition accrued interest, the portion of the first stated interest payment equal to the amount of such pre-acquisition accrued interest may be treated as a non-taxable return of such pre-acquisition accrued interest to such holder. If so, the amount treated as a return of pre-acquisition accrued interest will reduce a holder’s adjusted tax basis in the new bond by a corresponding amount.

The discussion above is for general information purposes only and is not intended to constitute a complete description of all tax consequences relating to the ownership and disposition of the new bonds. Prospective investors should consult their own tax advisors as to the particular federal, state, or local tax consequences to them of the ownership and disposition of the new bonds, including with respect to the treatment of any pre-acquisition accrued interest or market discount.

UNDERWRITING

General

Under the terms and conditions set forth in the underwriting agreement, dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase, the principal amounts of new bonds set forth opposite its name below:

Name	Principal Amount of New Bonds
Citigroup Global Markets Inc.	$50,000,000
J.P. Morgan Securities LLC	50,000,000
Mizuho Securities USA Inc.	50,000,000
Wells Fargo Securities, LLC	50,000,000

Total	$200,000,000

Under the terms and conditions set forth in the underwriting agreement, the underwriters have committed, subject to the terms and conditions set forth therein, to take and pay for all of the new bonds if any are taken, provided, that under certain circumstances involving a default of an underwriter, less than all of the new bonds may be purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters initially propose to offer the new bonds directly to the public at the price to public set forth on the cover page hereof and may offer the new bonds to certain securities dealers at such price less a concession not in excess of 0.50% of the principal amount of the new bonds. The underwriters may allow, and such dealers may reallow to certain brokers and dealers, a concession not in excess of 0.25% of the principal amount of the new bonds. After the initial offering of the new bonds, the offering price and other selling terms may from time to time be varied by the underwriters.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We estimate that our total expenses for this offering will be $450,000, excluding underwriting discounts and commissions.

The new bonds will be a further issuance of, will have the same CUSIP number as, will be fungible with and will be consolidated and form a single series with our First Mortgage Bonds, 4.95% Series due January 15, 2045 issued on November 21, 2014 in the aggregate principal amount of $250,000,000, which class of securities has no established trading market. We cannot assure you as to (1) the liquidity of any such market that may develop, (2) the ability of holders of bonds to sell their bonds or (3) the price at which the holders of bonds would be able to sell their bonds. If such a market develops, the bonds could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar debt securities and our business, results of operations, financial condition or prospects. We do not intend to apply for listing of the bonds on any securities exchange or for inclusion of the bonds in any automated quotation system.

In order to facilitate the offering of the new bonds, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the new bonds. Specifically, they may over-allot in connection with the offering, creating a short position in the new bonds for their own accounts. In addition, to cover over-allotments or to stabilize the price of the new bonds, the underwriters may bid for, and purchase, the new bonds in the open market. Finally, the underwriters may reclaim selling concessions allowed to dealers for distributing the new bonds in the offering, if they repurchase previously distributed new bonds in transactions to cover short positions established by them, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the bonds above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Relationships; Conflicts of Interest

In the ordinary course of their respective businesses, the underwriters and certain of their affiliates have in the past and may in the future engage in investment banking, commercial banking or other transactions of a financial nature with us and our affiliates, for which they have received, or may receive, customary compensation. All of the underwriters, either directly or through affiliates, are lenders under certain Entergy System credit facilities, including our $350 million credit facility described under “Use of Proceeds” above.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We anticipate using the net proceeds of this offering to repay a portion of the outstanding amounts owed by us under our $350 million credit facility, including amounts we owe to the underwriters or their affiliates who have extended to us loans under that credit facility as described under “Use of Proceeds” above. Because more than 5% of the net proceeds from this offering may be used to repay amounts owed to certain of the underwriters in respect of such credit facility, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“Rule 5121”). Under Rule 5121, the appointment of a “qualified independent underwriter” is not necessary in connection with this offering, as this offering is of a class of securities that are “investment grade rated” within the meaning of Rule 5121.

PROSPECTUS

FIRST MORTGAGE BONDS

ENTERGY LOUISIANA, LLC

4809 Jefferson Highway

Jefferson, Louisiana 70121

Telephone (504) 576-4000

We –

•	may periodically offer our first mortgage bonds in one or more series; and

•	will determine the price and other terms of each series of first mortgage bonds when sold, including whether any series will be subject to redemption prior to maturity.

The First Mortgage Bonds –

•	will be secured by a first mortgage lien on substantially all of the property that was owned by Old Entergy Louisiana (as defined below) just before the effectiveness of the business combination of Old Entergy Louisiana and Entergy Gulf States Louisiana, LLC on October 1, 2015, together with replacements, additions and extensions of or to such property that we acquire on or after October 1, 2015; and

•	will not be listed on a national securities exchange unless otherwise indicated in the accompanying prospectus supplement.

You –

•	will receive interest payments in the amounts and on the dates specified in an accompanying prospectus supplement.

This prospectus may be used to offer and sell series of first mortgage bonds only if accompanied by the prospectus supplements for those series. We will provide the specific information for those offerings and the specific terms of those first mortgage bonds, including their offering prices, interest rates and maturities, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest.

Investing in the first mortgage bonds offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the first mortgage bonds directly or through underwriters, agents or dealers. Each prospectus supplement will provide the terms of the plan of distribution for the related series of first mortgage bonds.

The date of this prospectus is March 2, 2016.

RISK FACTORS

Investing in the first mortgage bonds involves certain risks. In considering whether to purchase the first mortgage bonds being offered (the “New Bonds”), you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our annual report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”), which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a majority-owned subsidiary of Entergy Corporation, which is a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”). By utilizing a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the New Bonds described in this prospectus. This prospectus provides a general description of the New Bonds being offered. Each time we sell a series of New Bonds we will provide a prospectus supplement containing specific information about the terms of that series of New Bonds and the related offering. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information” in making your investment decision.

For more detailed information about the New Bonds, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

ENTERGY LOUISIANA, LLC

We are a limited liability company organized under the laws of the State of Texas and, as of October 1, 2015, the successor by merger to the regulated utility operations of the Texas limited liability companies Entergy Gulf States Louisiana, LLC and Entergy Louisiana, LLC (“Old Entergy Louisiana”), each formerly a public utility company providing services to customers in the State of Louisiana. We are the successor issuer to Old Entergy Louisiana pursuant to Rule 12g-3(a) and Rule 15d-5(a) under the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 414(a) under the Securities Act. Our principal executive offices are located at 4809 Jefferson Highway, Jefferson, Louisiana 70121. Our telephone number is 1-504-576-4000. We are a public utility company engaged in the generation, distribution and sale of electric energy to approximately 1,064,000 customers in the State of Louisiana. We also purchase and retail natural gas to approximately 93,500 customers in the Baton Rouge, Louisiana area.

All of our common membership interests are owned by Entergy Utility Holding Company, LLC, an intermediate holding company all of whose common membership interests are owned indirectly by Entergy Corporation. The other major public utilities owned, directly or indirectly, by Entergy Corporation are Entergy Arkansas, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and Entergy Texas, Inc. Entergy Corporation also owns all of the common stock of System Energy Resources, Inc., the principal asset of which is its interest in the Grand Gulf Electric Generating Station (“Grand Gulf”).

Capacity and energy from Grand Gulf are allocated among Entergy Arkansas, Inc., Entergy Mississippi, Inc., Entergy New Orleans, Inc. and us under a unit power sales agreement. Our allocated share of Grand Gulf’s capacity and energy, together with related costs, is 14%. Payments we make under the unit power sales agreement are generally recovered through rates set by the Louisiana Public Service Commission, which regulates our electric service, rates and charges. We are also subject to regulation by the Federal Energy Regulatory Commission.

Other subsidiaries of Entergy Corporation from which we buy services include Entergy Services, Inc. (“ESI”), an administrative services company, and Entergy Operations, Inc., a nuclear management services company. ESI is also acting as agent for us and certain of our affiliates in procuring nuclear fuel and related services on a centralized basis.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and therefore, are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov. You may read and copy any document that we file with the SEC at the SEC’s public reference room located at:

100 F Street, N.E.

Room 1580

Washington, D.C. 20549-1004.

You may call the SEC at 1-800-732-0330 for more information about the public reference room and how to request documents.

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the offerings contemplated by this prospectus are completed or terminated:

1.	the 2015 Form 10-K, and

2.	our Current Report on Form 8-K dated February 29, 2016 (filed March 1, 2016).

You may access a copy of any or all of these filings, free of charge, at our website, which is located at http:// www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant Secretary

Entergy Louisiana, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via e-mail to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any accompanying prospectus supplement. We have not, nor have any underwriters, dealers or agents, authorized anyone else to provide you with different information about us or the New Bonds. We are not, nor are any underwriters, dealers or agents, making an offer of the New Bonds in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus or any accompanying prospectus supplement are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates.

RATIO OF EARNINGS TO FIXED CHARGES OF ENTERGY LOUISIANA

We have calculated ratios of earnings to fixed charges pursuant to Item 503 of Regulation S-K of the SEC as follows:

Twelve Months Ended December 31,
2015	2014	2013	2012	2011
3.36	3.44	3.30	2.61	2.90

“Earnings” represent the aggregate of (1) income before the cumulative effect of an accounting change, (2) taxes based on income, (3) investment tax credit adjustments-net and (4) fixed charges. “Fixed Charges” include interest (whether expensed or capitalized), related amortization and estimated interest applicable to rentals charged to operating expenses. We accrue interest expense related to unrecognized tax benefits in income tax expense and do not include it in fixed charges.

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the offering of the New Bonds will be used either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The specific purposes for the proceeds of a particular series of New Bonds or the specific securities, if any, to be acquired or redeemed with the proceeds of a particular series of New Bonds will be described in the prospectus supplement relating to that series.

DESCRIPTION OF THE NEW BONDS

We will issue the New Bonds offered by this prospectus from time to time in one or more series under one or more separate supplemental indentures to our Mortgage and Deed of Trust dated as of April 1, 1944, with The Bank of New York Mellon, as successor trustee. This Mortgage and Deed of Trust, as it has heretofore been and may be amended or supplemented from time to time, is referred to in this prospectus as the “mortgage.” All first mortgage bonds issued or to be issued under the mortgage, including the New Bonds offered by this prospectus, are referred to herein as “first mortgage bonds.”

The statements in this prospectus and any accompanying prospectus supplement concerning the New Bonds and the mortgage are not comprehensive and are subject to the detailed provisions of the mortgage. The mortgage and a form of supplemental indenture are filed as exhibits to the registration statement of which this prospectus forms a part. You should read these documents for provisions that may be important to you. The mortgage has been qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the New Bonds. Wherever particular provisions or defined terms in the mortgage are referred to under this heading “Description of the New Bonds,” those provisions or defined terms are incorporated by reference in this prospectus.

General

The mortgage permits us to issue first mortgage bonds from time to time subject to the limitations described under “—Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of that series. This means that we may from time to time, without the consent of the existing holders of the first mortgage bonds of any series, including the New Bonds, create and issue additional first mortgage bonds of a series having the same terms and conditions as the previously issued first mortgage bonds of that series in all respects, except for issue date, issue price and, if applicable, the initial interest payment on those additional first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with and will form a single series with, the previously issued first mortgage bonds of that series. For more information, see the discussion below under “—Issuance of Additional First Mortgage Bonds.”

Terms of Specific Series of the New Bonds

The prospectus supplement relating to each series of New Bonds offered by this prospectus will include a description of the specific terms relating to the offering of that series. These terms will include any of the following terms that apply to that series:

1.	the designation, or name, of the series of New Bonds;

2.	the aggregate principal amount of the series (or the New Bonds if other first mortgage bonds of such series have been issued);

3.	the offering price of the series (or the New Bonds if other first mortgage bonds of such series have been issued);

4.	the date on which the series will mature;

5.	the rate or method for determining the rate at which the series will bear interest;

6.	the date from which interest on the series (or the New Bonds if other first mortgage bonds of such series have been issued) accrues;

7.	the dates on which interest on the series will be payable;

8.	the prices and the other terms and conditions, if any, upon which we may redeem the series prior to maturity;

9.	the applicability of the distribution covenant described below to the series;

10.	the terms of an insurance policy, if any, that will be provided for the payment of the principal of and/or interest on the series;

11.	the rights, if any, of a holder to elect repayment; and

12.	any other terms of the series not inconsistent with the provisions of the mortgage.

As of December 31, 2015, we had approximately $3,165 million principal amount of first mortgage bonds outstanding under the mortgage.

Payment

The New Bonds and interest thereon will be paid in any coin or currency of the United States of America that at the time of payment is legal tender at the corporate trust office of the trustee in the Borough of Manhattan, City and State of New York. See “-Book-Entry Only Securities” for additional information relating to payment on the New Bonds.

Sinking Fund

The New Bonds will not be subject to any sinking fund, maintenance and improvement fund or other similar fund.

Redemption and Retirement

General

The prospectus supplement for a particular series of New Bonds offered by this prospectus will contain the prices and other terms and conditions, if any, for redemption of that series prior to maturity.

Special Retirement Provisions

If, during any 12-month period, we dispose of any property subject to the lien of the mortgage by order of or to any governmental authority, resulting in the receipt of $5,000,000 or more as proceeds, we, subject to certain conditions, must apply such proceeds, less certain deductions, to the retirement of outstanding first mortgage bonds. If this occurs, we may redeem the outstanding first mortgage bonds of any series that are redeemable before maturity by the application of cash deposited for this purpose at the redemption prices applicable to those first mortgage bonds. If New Bonds of any series offered by this prospectus are redeemable for this purpose, the special redemption prices applicable to that series will be set forth in the prospectus supplement related to that series.

Form and Exchange

The New Bonds will be fully-registered first mortgage bonds without coupons. See “-Book-Entry Only Securities.” The New Bonds will be exchangeable for other New Bonds of the same series in equal aggregate principal amounts.

Security

The New Bonds, together with all other first mortgage bonds outstanding now or in the future under the mortgage, will be secured, equally and ratably, by the lien of the mortgage, which constitutes a first mortgage lien on substantially all of our property that was owned by Old Entergy Louisiana just before the effectiveness of the business combination of Old Entergy Louisiana and Entergy Gulf States Louisiana, LLC on October 1, 2015, together with replacements, additions and extensions of or to such property that we acquire on or after October 1, 2015 (the “mortgaged property”), which lien is subject to bankruptcy law and to:

1.	leases of minor portions of the mortgaged property to others for uses which do not interfere with our business;

2.	leases of certain of the mortgaged property not used in our business; and

3.	excepted encumbrances.

There is excepted from the lien of the mortgage certain of our property, including:

1.	cash and securities;

2.	certain equipment, materials and supplies;

3.	automobiles and other vehicles and aircraft, timber, minerals, mineral rights and royalties; and

4.	receivables, contracts, leases and operating agreements.

Unless we elect otherwise, the mortgaged property will not include, and the New Bonds will not be secured by, (1) the property and franchises that were owned by Entergy Gulf States Louisiana, LLC just before the effectiveness of the business combination on October 1, 2015 or (2) any property acquired by us on or after October 1, 2015 other than replacements, additions or extensions of or to the mortgaged property that was owned by Old Entergy Louisiana just before the effectiveness of the business combination on October 1, 2015.

On September 30, 2015, the day before the effectiveness of the business combination with Entergy Gulf States Louisiana, LLC, the mortgaged property owned by Old Entergy Louisiana was primarily its utility plant, which had a net book value of approximately $6.5 billion shown on its balance sheet as of September 30, 2015.

We have other secured debt outstanding, and may issue additional secured debt, that is secured by the first lien of our Indenture of Mortgage dated September 1, 1926 (as restated, amended and supplemented, the “EGSL Mortgage”) on substantially all of the property and franchises that were owned by Entergy Gulf States Louisiana, LLC just before the effectiveness of the business combination on October 1, 2015, together with substitutions, replacements, additions and extensions of or to such property acquired by us on or after October 1, 2015. We also plan to issue other secured debt in the form of collateral trust mortgage bonds under our Mortgage and Deed of Trust dated as of November 1, 2015, as amended and supplemented, that may be secured (1) by first mortgage bonds issued under the mortgage or bonds issued under the EGSL Mortgage as the basis for the issuance of such collateral trust mortgage bonds, or (2) by a first lien on any of our property not subject to the lien of the mortgage or the EGSL Mortgage subject to liens permitted by such mortgage, and (3) by a second lien on substantially all of the mortgaged property and the property subject to the EGSL Mortgage subject to liens permitted by such mortgage.

The mortgage contains provisions that impose the lien of the mortgage on certain property that we acquire on or after October 1, 2015, specifically the property that we acquired from Old Entergy Louisiana on October 1, 2015, together with replacements, additions or extensions of or to such property, in each case, other than excepted property and property that we release from the lien of the mortgage. If we consolidate or merge with, or sell substantially all of our mortgaged property to a successor, the lien created by the mortgage will generally not cover the property of the successor, other than the mortgaged property it acquires from us and replacements, additions or extensions of or to that mortgaged property. If we sell substantially all of our mortgaged property to a successor, the successor will assume all of our obligations and covenants under the mortgage and the bonds outstanding under the mortgage, and we may be released and discharged from such obligations and covenants.

The mortgage also provides that the trustee has a lien on the mortgaged property to ensure the payment of its reasonable compensation, expenses and disbursements and for indemnity against certain liabilities. This lien takes priority over the lien securing the first mortgage bonds, including the New Bonds.

The mortgage also contains restrictions on the issuance of debt secured by a prior lien on the mortgaged property (“qualified lien bonds”).

We have reserved the right to amend the mortgage without the consent or other action by the holders of any first mortgage bonds created on or after June 30, 2014 to revise the definition of “excepted encumbrances” to mean the following:

•	tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•

mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days notice has not been given to our general counsel or to such other person designated by us to receive such notice;

•	specified judgment liens and prepaid liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

•	liens securing indebtedness or other obligations relating to real property we acquired for specified transmission, distribution or communication purposes or for the purpose of obtaining rights-of-way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from law, rules, regulations, orders or rights of governmental authorities and specified liens required by law or governmental regulations;

•	liens to secure public obligations; rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those persons in the property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.

Each initial and future holder of such first mortgage bonds, by its acquisition of an interest in such first mortgage bonds, will irrevocably (a) consent to so amend the definition of “excepted encumbrances,” without any other or further action by any holder of such first mortgage bonds, and (b) designate the trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendment at any meeting of bondholders, in lieu of any meeting of bondholders, in response to any consent solicitation or otherwise.

Issuance of Additional First Mortgage Bonds

The maximum principal amount of first mortgage bonds that may be issued under the mortgage is limited to $100 billion at any time outstanding under the mortgage, subject to property additions, earnings and other limitations of the mortgage. First mortgage bonds of any series may be issued from time to time on the basis of:

1.	80% of the cost or fair value, whichever is less, of unfunded property additions after adjustments to offset retirements;

2.	retirements of first mortgage bonds or qualified lien bonds; or

3.	deposit of cash with the trustee.

Property additions generally include, among other things, electric, gas, steam or hot water mortgaged property acquired by us or our predecessors under the mortgage after December 31, 1943. Securities, automobiles or other vehicles or aircraft, or property used principally for the production or gathering of natural gas, are not included as property additions.

As of January 31, 2016, we could have issued approximately $1,041 million principal amount of additional first mortgage bonds on the basis of retired first mortgage bonds, and we had approximately $2,303 million of unfunded property additions, entitling us to issue approximately $1,843 million principal amount of first mortgage bonds on the basis of unfunded property additions.

With certain exceptions in the case of clause (2) above, the issuance of additional first mortgage bonds must meet an “earnings” test. The adjusted net earnings, before interest and income taxes, for 12 consecutive months of the preceding 18 months must be at least twice the annual interest requirements on all first mortgage bonds at the time outstanding, including the additional first mortgage bonds comprising the issuance, plus all indebtedness, if any, of prior rank. The adjusted net earnings are calculated with a deduction of $800,000 plus 2.25% of net additions to mortgaged property in lieu of a deduction for actual retirement of mortgaged property. Based upon the results of our operations for the twelve months ended December 31, 2015, if we were to make an application for authentication and delivery of first mortgage bonds as of the date of this prospectus, solely based on the earnings coverage test (and, therefore, not taking into account the property additions and retired first mortgage bond issuance limitations), we could issue approximately $3,618 million in principal amount of first mortgage bonds, in addition to the amount of first mortgage bonds then outstanding (assuming an interest rate of 5% for additional first mortgage bonds). Such amount will be affected by the issuance of any additional first mortgage bonds, including the New Bonds, and the retirement of existing first mortgage bonds with the proceeds of the New Bonds and by subsequent net earnings. New Bonds in a greater amount may also be issued for the refunding of outstanding first mortgage bonds.

We have reserved the right to amend the mortgage without any consent or other action by the holders of any first mortgage bonds created on or after May 31, 2013 to remove the earnings coverage test described in the immediately preceding paragraph. Each initial and future holder of such first mortgage bonds, by its acquisition of an interest in such first mortgage bonds, will irrevocably (a) consent to the amendment to the mortgage to delete all provisions of the mortgage that require a net earning certificate, whether as a condition precedent to the authentication and delivery of first mortgage bonds or otherwise, without any other or further action by any holder of such first mortgage bonds, and (b) designate the trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendment at any meeting of bondholders, in lieu of any meeting of bondholders, in response to any consent solicitation or otherwise.

We have also reserved the right to amend the mortgage at any time without any consent or other action by holders of any first mortgage bonds to include nuclear fuel, and similar or analogous devices or substances, as property additions. We have also reserved the right to amend the mortgage at any time without any consent or other action of the holders of any first mortgage bonds to make any form of space satellites including solar power satellites, space stations and other analogous facilities available as property additions.

No first mortgage bonds may be issued on the basis of property additions subject to qualified liens if the qualified lien bonds secured thereby exceed 50% of such property additions, or if the qualified lien bonds and first mortgage bonds then outstanding which have been issued against property additions subject to continuing qualified liens and certain other items would in the aggregate exceed 15% of the first mortgage bonds and qualified lien bonds outstanding.

Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional first mortgage bonds described above, there are no provisions of the mortgage that grant the holders of the first mortgage bonds protection in the event of a highly leveraged transaction involving us.

Release and Substitution of Property

We may release property from the lien of the mortgage, without applying an earnings test, on the bases of:

1.	the deposit of cash or purchase money mortgages;

2.	property additions, after adjustments in certain cases to offset retirements and after making adjustments for qualified lien bonds, if any, outstanding against property additions; and

3.

(i) the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of retired qualified lien bonds; or (ii) 10/6ths of the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of retired first mortgage bonds that were issued prior to June 9, 2010; or (iii) 10/8ths of the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of retired first mortgage bonds that were issued after June 9, 2010; in each case with the entitlement being waived by operation of the release.

We can withdraw cash upon the bases stated in clauses (2) and/or (3) above without applying an earnings test.

If unfunded property is released, the property additions used to effect the release may become available again as credits under the mortgage and the waiver of the right to issue first mortgage bonds on the basis of retired first mortgage bonds to effect the release may cease to be effective as such a waiver. Similar provisions are in effect as to cash proceeds of such property. The mortgage also contains special provisions with respect to qualified lien bonds pledged and the disposition of moneys received on pledged prior lien bonds.

We may also release unfunded property if after such release at least one dollar in unfunded property remains subject to the lien of the mortgage.

We have reserved the right to amend the mortgage without any consent or other action by any holders of first mortgage bonds created on or after June 30, 2014 to allow us, without any release or consent by the trustee, to

•	grant, free from the lien of the mortgage, easements, ground leases or rights-of-way in, upon, over and/or across the mortgaged property for the purpose of roads, pipe lines, transmission lines, distribution lines, communication lines and similar purposes, or for the joint or common use of real property, rights-of-way, facilities and/or equipment, but only if such grant shall not materially impair the use of the property or rights-of-way for the purposes for which such property or rights-of-way are held by us, and

•	cancel or make changes or alterations in or substitutions for any and all easements, servitudes, rights-of-way and similar rights and/or interests.

Each initial and future holder of such first mortgage bonds, by its acquisition of an interest in such bonds, will irrevocably (a) consent to the amendments to the mortgage described in the immediately preceding paragraph, without any other or further action by any holder of such first mortgage bonds, and (b) designate the trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendments at any meeting of bondholders, in lieu of any meeting of bondholders, in response to any consent solicitation or otherwise.

Covenant as to Distributions

The terms of certain of our outstanding series of first mortgage bonds include our covenant to restrict our payment of cash distributions on our common membership interests in certain circumstances. Any distribution covenant applicable to a series of New Bonds will be described in the prospectus supplement relating to that series of New Bonds. There is no assurance that the terms of future distribution covenants, if any, will be the same as those applicable to our outstanding first mortgage bonds.

Modification

Your rights as a bondholder may be modified with the consent of the holders of a majority of the outstanding first mortgage bonds considered as one class, provided that, if less than all series of first mortgage bonds are affected, only the consent of holders of a majority of the outstanding first mortgage bonds of each series affected, considered as one class, is required for such modification. In general, no modification of the terms

1.	of payment of principal or interest;

2.	affecting the lien of the mortgage; or

3.	reducing the percentage required for modification;

is effective against any bondholder without that bondholder’s consent.

The mortgage and your rights as a bondholder may be modified without your consent to the extent that such modification does not adversely affect your interests in any material respect.

Defaults

Defaults under the mortgage include:

1.	default in the payment of principal;

2.	default for 60 days in the payment of interest or installments of funds for the retirement of first mortgage bonds;

3.	certain events of bankruptcy, insolvency or reorganization;

4.	defaults with respect to qualified lien bonds; and

5.	default in other covenants for 90 days after notice.

The trustee may withhold notice of default, except in payment of principal, interest or funds for purchase or redemption of first mortgage bonds, if it in good faith determines it is in the interests of the holders of the first mortgage bonds.

The trustee or the holders of 25% of the first mortgage bonds may declare the principal and interest due and payable on default. However, a majority of the holders may annul such declaration if the default has been cured. No holder of first mortgage bonds may enforce the lien of the mortgage without giving the trustee written notice of a default and unless

1.	the holders of 25% of the first mortgage bonds have requested the trustee in writing to act and offered the trustee reasonable opportunity to act and indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred thereby; and

2.	the trustee shall have failed to act.

The holders of a majority of the first mortgage bonds may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to file an annual certificate with the trustee as to compliance with the provisions of the mortgage and as to the absence of a default with respect to any of the covenants in the mortgage.

Satisfaction and Discharge of Mortgage

The mortgage may be satisfied and discharged if and when we provide for the payment of all the first mortgage bonds and all other sums due under the mortgage.

Reservation of the Right to Amend the Mortgage

In addition to reservations of the right to amend the mortgage described under the captions “Security,” “Issuance of Additional First Mortgage Bonds” and “Release and Substitution of Property,” we have reserved the right to amend the mortgage without the consent or other action by the holders of any first mortgage bonds created on or after June 30, 2014 to provide that a statutory merger in which a company’s assets and liabilities may be allocated among one or more entities shall not be considered to be a merger, consolidation or conveyance of mortgaged property subject to the provisions of the mortgage relating to a merger, consolidation or conveyance of all or substantially all of the mortgaged property unless all or substantially all of the mortgaged property is allocated to one or more other entities.

Each initial and future holder of the bonds, by its acquisition of an interest in such first mortgage bonds, will irrevocably (a) consent to the amendment to the mortgage described in the immediately preceding paragraph, without any other or further action by any holder of such bonds, and (b) designate the trustee, and its successors, as its proxy with irrevocable instructions to vote and deliver written consents on behalf of such holder in favor of such amendment at any meeting of bondholders, in lieu of any meeting of bondholders, in response to any consent solicitation or otherwise.

Information about the Trustee

The trustee will be The Bank of New York Mellon. In addition to acting as the trustee, The Bank of New York Mellon also acts, and may act, as trustee under various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee and its affiliates in the ordinary course of our respective businesses.

Book-Entry Only Securities

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will trade through The Depository Trust Company (“DTC”). Each series of New Bonds will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Bonds represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the trustee as custodian for DTC.

DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.

Purchases of the New Bonds within the DTC system must be made through participants, who will receive a credit for the New Bonds on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased New Bonds. Transfers of ownership in the New Bonds are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their New Bonds of a series, except if use of the book-entry system for the New Bonds of that series is discontinued.

To facilitate subsequent transfers, all New Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the New Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the New Bonds. DTC’s records reflect only the identity of the participants to whose accounts such New Bonds are credited. These participants may or may not be the beneficial owners. Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of New Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the New Bonds, such as redemptions, tenders, defaults and proposed amendments to the Mortgage. Beneficial owners of the New Bonds may wish to ascertain that the nominee holding the New Bonds has agreed to obtain and transmit notices to the beneficial owners.

Redemption notices will be sent to Cede & Co., as registered holder of the New Bonds. If less than all of the New Bonds of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Bonds of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. will itself consent or vote with respect to New Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the New Bonds.

Payments of redemption proceeds, principal of, and interest on the New Bonds will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Payments will be the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a beneficial owner will not be entitled to receive physical delivery of the New Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the New Bonds.

DTC may discontinue providing its services as securities depositary with respect to the New Bonds at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the New Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Bonds. In that event or if an event of default with respect to a series of New Bonds has occurred and is continuing, certificates for the New Bonds of such series will be printed and delivered. If certificates for such series of New Bonds are printed and delivered,

•	those New Bonds will be issued in fully registered form without coupons;

•	a holder of certificated New Bonds would be able to exchange those New Bonds, without charge, for an equal aggregate principal amount of New Bonds of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Bonds would be able to transfer those New Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We may use a variety of methods to sell the New Bonds including:

1.	through one or more underwriters or dealers;

2.	directly to one or more purchasers;

3.	through one or more agents; or

4.	through a combination of any such methods of sale.

The prospectus supplement relating to a particular series of the New Bonds will set forth the terms of the offering of the New Bonds, including:

1.	the name or names of any underwriters, dealers or agents and any syndicate of underwriters;

2.	the initial public offering price;

3.	any underwriting discounts and other items constituting underwriters’ compensation;

4.	the proceeds we receive from that sale; and

5.	any discounts or concessions allowed or reallowed or paid by any underwriters to dealers.

Underwriters

If we sell the New Bonds through underwriters, they will acquire the New Bonds for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters for a particular underwritten offering of New Bonds will be named in the applicable prospectus supplement and, if an underwriting syndicate is used, the managing underwriter or underwriters will be named on the cover page of the applicable prospectus supplement. In connection with the sale of New Bonds, the underwriters may receive compensation from us or from purchasers in the form of discounts, concessions or commissions. The obligations of the underwriters to purchase New Bonds will be subject to certain conditions. The underwriters will be obligated to purchase all of the New Bonds of a particular series if any are purchased. However, the underwriters may purchase less than all of the New Bonds of a particular series should certain circumstances involving a default of one or more underwriters occur.

The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers by any underwriters may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying New Bonds so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the New Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate covering transactions may cause the price of the New Bonds to be higher than it would otherwise be if such transactions had not occurred.

Agents

If we sell the New Bonds through agents, the applicable prospectus supplement will set forth the name of any agent involved in the offer or sale of the New Bonds as well as any commissions we will pay to them. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

Related Transactions

Underwriters, dealers and agents (or their affiliates) may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business.

Indemnification

We will agree to indemnify any underwriters, dealers, agents or purchasers and their controlling persons against certain civil liabilities, including liabilities under the Securities Act.

Listing

Unless otherwise specified in the applicable prospectus supplement, the New Bonds will not be listed on a national securities exchange. No assurance can be given that any broker-dealer will make a market in any series of the New Bonds and, in any event, no assurance can be given as to the liquidity of the trading market for any of the New Bonds.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, incorporated in this prospectus by reference from the Entergy Louisiana, LLC Annual Report on Form 10-K for the year ended December 31, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the business combination with Entergy Gulf States Louisiana, L.L.C.) Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGALITY

The legality of the New Bonds will be passed upon for us by Mark G. Otts, Esq., Assistant General Counsel -Corporate and Securities, of Entergy Services, Inc., New Orleans, Louisiana, as to matters of Louisiana law, Morgan, Lewis & Bockius LLP, New York, New York, as to matters of New York law, and Duggins, Wren, Mann & Romero, LLP, Austin, Texas, as to matters of Texas law. Certain legal matters with respect to the offering of the New Bonds will be passed upon for the underwriters by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP regularly represents us and our affiliates in connection with various matters. Morgan, Lewis & Bockius LLP may rely on the opinion of Mark G. Otts, Esq., as to matters of Louisiana law relevant to its opinion, and on the opinion of Duggins, Wren, Mann & Romero, LLP, as to matters of Texas law relevant to its opinion.